SECOND AMENDMENT TO
AMENDED EMPLOYMENT AGREEMENT OF
GREGG G. SENGSTACK

This Second Amendment to the Amended Employment Agreement is made and entered into on February 20, 2009, by and between Franklin Electric Co., Inc., an Indiana corporation (“Franklin”), and Gregg C. Sengstack (“Executive”).

WHEREAS, Franklin and Executive are parties to an Amended Employment Agreement dated as of December 20, 2002 and further amended as of July 25, 2005 (the “Agreement”) and now desire to amend the Agreement to clarify certain provisions and to comply with Internal Revenue Code Section 409A and the guidance and regulations thereunder, to the extent applicable.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement as follows, effective as of January 1, 2008:

1.	By amending subparagraph 6(b) to read as follows:

(b) If at any time other than as specified in subparagraph (c) of this paragraph 6, (i) Franklin shall terminate Executive's employment without Good Cause, or (ii) Executive shall voluntarily terminate such employment with Good Reason:

(A) Franklin shall pay Executive the following amounts:  (1) in accordance with normal payroll practices, the Salary earned by Executive pursuant to subparagraph 3(a) but not yet paid as of the date of Executive's termination of employment, and any bonus earned by Executive pursuant to subparagraph 3(b) for the year prior to the year in which Executive's termination occurs but not yet paid as of such date, and (2) a lump sum cash payment, within 30 days of such termination, equal to the sum of (a) not less than a prorata portion of the bonus (based on the date on which such termination occurs) paid or payable to Executive pursuant to subparagraph 3(b) for the year prior to the year in which Executive's termination occurs, (b) one and one-half (1½) times the bonus paid or payable to Executive pursuant to subparagraph 3(b) for the year prior to the year of termination, and (c) one and one-half (1½) times Executive's then current Salary.

(B) For the severance period, Executive shall continue to be provided with the benefits under Benefit Plans that are health and welfare plans, and shall be considered an active employee for such purposes.  The date of Executive’s termination of employment shall be considered a “qualifying event” as such term is defined in Title I, Part 6 of the Employee Retirement Income Security Act of 1974 (“COBRA”), and any continued coverage by Executive, his spouse or eligible dependents under Franklin’s group health plan after Executive’s termination of employment shall be considered COBRA coverage.

(C) Franklin shall pay Executive a lump sum payment within 30 days following his termination of employment of an amount equal to the increase in benefits under all tax-qualified and supplemental retirement plans maintained by Franklin in which Executive participates at termination of employment that results from crediting Executive with additional service for all purposes under such plans equal to the severance period, and deeming Executive to be an employee of Franklin during the severance period. The amounts attributable to additional benefits under any such plan shall be based on Executive’s compensation level as of his termination of employment.  The amounts attributable to additional benefits under any retirement plan that is a defined contribution plan shall include the additional Franklin contributions that would have been made or credited on Executive’s behalf had he authorized the same elective contributions he had elected for the year in which the termination of employment occurs, and shall include earnings that would have accrued under the applicable plan during the severance period based on the investment alternatives elected by Executive as of his termination of employment.  Benefits accrued under such plans prior to Executive’s termination of employment shall be paid in accordance with the terms of such plans.

(D) Any stock options granted to Executive by Franklin shall be accelerated and become immediately exercisable in full on the date of termination and shall remain exercisable for such period after the date of termination as is provided under the terms of the options and the plans pursuant to which they were issued.

The severance period for purposes of this subparagraph 3(b) shall be the period beginning on the date of Executive's termination and ending on the earlier of the date on which Executive would attain his Normal Retirement Age or eighteen (18) months.

2.	By amending subparagraph 6(c) to read as follows:

(c) If within two (2) years after a Change in Control, (i) Franklin shall terminate Executive’s employment with Franklin without Good Cause, (ii) Executive shall voluntarily terminate such employment with Good Reason, or (iii) Executive shall voluntarily terminate such employment for any reason whatsoever during the period beginning on the first anniversary of the Change in Control and ending thirty (30) days thereafter:

(A) Franklin shall pay Executive the following amounts:  (1) in accordance with normal payroll practices, the Salary earned by Executive pursuant to subparagraph 3(a) but not yet paid as of the date of Executive's termination of employment, and any bonus earned by Executive pursuant to subparagraph 3(b) for the year prior to the year in which Executive's termination occurs but not yet paid as of such date, and (2) a lump sum cash payment, within 30 days of such termination, equal to the sum of (a) not less than a prorata portion of the bonus (based on the date on which such termination occurs) paid or payable to Executive pursuant to subparagraph 3(b) for the year prior to the year in which Executive's termination occurs, (b) three (3) times the bonus paid or payable to Executive pursuant to subparagraph 3(b) for the year prior to the year of termination, and (c) three (3) times Executive's then current Salary.

(B) For the severance period, Executive shall continue to be provided with the benefits under Benefit Plans that are health and welfare plans, and shall be considered an active employee for such purposes.  The date of Executive’s termination of employment shall be considered a “qualifying event” as such term is defined in Title I, Part 6 of the Employee Retirement Income Security Act of 1974 (“COBRA”), and any continued coverage by Executive, his spouse or eligible dependents under Franklin’s group health plan after Executive’s termination of employment shall be considered COBRA coverage.

(C) Franklin shall pay Executive a lump sum payment within 30 days following his termination of employment of an amount equal to the increase in benefits under all tax-qualified and supplemental retirement plans maintained by Franklin in which Executive participates at termination of employment that results from crediting Executive with additional service for all purposes under such plans equal to the severance period, and deeming Executive to be an employee of Franklin during the severance period. The amounts attributable to additional benefits under any such plan shall be based on Executive’s compensation level as of his termination of employment.  The amounts attributable to additional benefits under any retirement plan that is a defined contribution plan shall include the additional Franklin contributions that would have been made or credited on Executive’s behalf had he authorized the same elective contributions he had elected for the year in which the termination of employment occurs, and shall include earnings that would have accrued under the applicable plan during the severance period based on the investment alternatives elected by Executive as of his termination of employment.  Benefits accrued under such plans prior to Executive’s termination of employment shall be paid in accordance with the terms of such plans.

(D) In settlement of any stock options then outstanding (whether or not then exercisable), Franklin shall pay Executive a lump sum cash payment, within 30 days of such termination, equal to the difference between the aggregate fair market value of the shares subject to such options as of the date of such termination and the aggregate exercise price thereof.

The severance period for purposes of this subparagraph 3(b) shall be the period beginning on the date of Executive's termination and ending on the earlier of the date on which Executive would attain his Normal Retirement Age or thirty-six (36) months.

3.	By amending subparagraph 6(e) to add a final sentence to read as follows:

The Gross-Up Payment shall be paid within 30 days after Executive remits the related excise tax or other amounts to the appropriate taxing authority.

4.	By adding a new Paragraph 20 to read as follows:

20.	Provisions Regarding Code §409A.

(a) If at the time of Executive’s termination of employment for reasons other than death he is a “Key Employee” as determined in accordance with the procedures set forth in Treas. Reg. §1.409A-1(i), any amounts payable to Executive pursuant to this Agreement that are subject to Section 409A of the Internal Revenue Code shall not be paid or commence to be paid until six months following Executive’s termination of employment, or if earlier, Executive’s subsequent death.

(b) Reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A of the Internal Revenue Code are subject to the following restrictions:  (i) the amount of expenses eligible for reimbursements, or in-kind benefits provided, to Executive during a calendar year shall not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year, and (ii) reimbursement of an eligible expense shall be made as soon as practicable, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred.

IN WITNESS WHEREOF, the parties have executed this Second Amendment to the Agreement on the ____ day of _________, 2009.

FRANKLIN ELECTRIC CO., INC.

By:
Its:

/s/ GREGG C. SENGSTACK
CH2\2956910.1                                                                    Gregg C. Sengstack